Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Airbag Autocallable Yield Optimization Notes linked to the common stock of Biogen Idec Inc. due June 30, 2014	$1,156,000.00	$157.68
Airbag Autocallable Yield Optimization Notes linked to the common units of The Blackstone Group L.P. due on June 30, 2014	$8,384,000.00	$1,143.58
Airbag Autocallable Yield Optimization Notes linked to the common stock of Cognizant Technology Solutions Corporation due on June 30, 2014	$2,178,000.00	$297.08
Airbag Autocallable Yield Optimization Notes linked to the common stock of Morgan Stanley due June 30, 2014	$3,682,000.00	$502.22
Airbag Autocallable Yield Optimization Notes linked to the common stock of Tesoro Corporation due June 30, 2014	$5,705,000.00	$778.16

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated October 9, 2012)

UBS AG Airbag Autocallable Yield Optimization Notes

UBS AG $1,156,000 Notes Linked to common stock of Biogen Idec Inc. due June 30, 2014

UBS AG $8,384,000 Notes Linked to common units of The Blackstone Group L.P. due June 30, 2014

UBS AG $2,178,000 Notes Linked to common stock of Cognizant Technology Solutions Corporation due June 30, 2014

UBS AG $3,682,000 Notes Linked to common stock of Morgan Stanley due June 30, 2014

UBS AG $5,705,000 Notes Linked to common stock of Tesoro Corporation due June 30, 2014

Investment Description

UBS AG Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the common stock or common units of a specific company (the “underlying equity”). The issue price of each Note will be $1,000. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying equity unless the Notes are previously called. If the underlying equity closes at or above the initial price on any quarterly observation date, UBS will automatically call the Notes and pay you an amount equal to the principal amount per Note plus the corresponding coupon and no further amounts will be paid on the Notes. If by maturity the Notes have not been called, UBS will either pay you the principal amount per Note or, if the closing price of the underlying equity on the final valuation date is below the specified conversion price, UBS will deliver to you a number of shares or units, as applicable, of the underlying equity per Note equal to (i) the principal amount per Note divided by (ii) the specified conversion price of the underlying equity (the “share delivery amount”) for each of your Notes (subject to adjustments in the case of certain corporate events described in the accompanying Airbag Autocallable Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying equity at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying equity, UBS will pay you a monthly coupon unless the Notes were previously called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying equity at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes.

❑

Automatic Call: The Notes will be called automatically if the price of the underlying equity closes at or above the initial price on any observation date, including the final valuation date. If the Notes are called, your return will be equal to your principal amount plus the applicable coupon for that date and no further amounts will be owed to you.

❑

Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the price of the underlying equity does not close below the conversion price on the final valuation date, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the underlying equity. If the Notes are not previously called and the price of the underlying equity closes below the conversion price on the final valuation date, UBS will deliver to you at maturity a number of shares or units, as applicable, of the underlying equity equal to the share delivery amount for each of your Notes, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	June 21, 2013
Settlement Date*	June 28, 2013
Observation Dates**	Quarterly (see page 3)
Final Valuation Date**	June 23, 2014
Maturity Date**	June 30, 2014

*	We expect to deliver each offering of the Notes against payment on or about the fifth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

**	Subject to postponement in the event of a market disruption event, as described in the Airbag Autocallable Yield Optimization Notes product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE AIRBAG AUTOCALLABLE YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offerings

These terms relate to the five separate Notes we are offering. The Notes are linked to the common stock of a different company, and each of the five Notes has a different coupon rate, initial price, conversion price and share delivery amount. Coupons will be paid monthly in arrears in 12 equal installments, unless previously called. The performance of each Note will not depend on the performance of any other Note.

Underlying Equity	Stock Ticker	Coupon Rate	Total Coupon Payable*	Initial Price	Conversion Price	Share Delivery Amount**	CUSIP	ISIN
Common stock of Biogen Idec Inc.	BIIB	7.40% per annum	7.40%	$198.96	$159.17, which is 80% of Initial Price	6.2826 shares per Note	90271L122	US90271L1228
Common units of The Blackstone Group L.P.	BX	9.48% per annum	9.48%	$ 20.49	$16.39, which is 80% of Initial Price	61.0128 units per Note	90271C866	US90271C8661
Common stock of Cognizant Technology Solutions Corporation	CTSH	8.31% per annum	8.31%	$ 62.30	$52.96, which is 85% of Initial Price	18.8822 shares per Note	90271C874	US90271C8745
Common stock of Morgan Stanley	MS	7.96% per annum	7.96%	$ 24.91	$19.93, which is 80% of Initial Price	50.1756 shares per Note	90271L114	US90271L1145
Common stock of Tesoro Corporation	TSO	10.37% per annum	10.37%	$ 54.13	$43.30, which is 80% of Initial Price	23.0947 shares per Note	90271C882	US90271C8828
*	The actual total coupon paid will be based on the duration of the Notes.
**	Equal to $1,000 divided by the conversion price. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares or units, as applicable, of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity. The share delivery amount and conversion price are subject to adjustments in the case of certain corporate events described in the Airbag Autocallable Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments.”

The estimated initial value of the Notes as of the trade date is (i) $975.30 for Notes linked to the common stock of Biogen Idec Inc., (ii) $974.80 for Notes linked to the common units of The Blackstone Group L.P., (iii) $976.60 for Notes linked to the common stock of Cognizant Technology Solutions Corporation, (iv) $975.70 for Notes linked to the common stock of Morgan Stanley and (v) $977.0 for Notes linked to the common stock of Tesoro Corporation. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on page 6 of this pricing supplement.

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the Airbag Autocallable Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying Airbag Autocallable Yield Optimization Notes product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Common stock of Biogen Idec Inc.	$1,156,000.00	$1,000	$17,340,00	$15.00	$1,138,660.00	$985.00
Common units of The Blackstone Group L.P.	$8,384,000.00	$1,000	$125,760.00	$15.00	$8,258,240.00	$985.00
Common stock of Cognizant Technology Solutions Corporation	$2,178,000.00	$1,000	$32,670.00	$15.00	$2,145,330.00	$985.00
Common stock of Morgan Stanley	$3,682,000.00	$1,000	$55,230.00	$15.00	$3,626,770.00	$985.00
Common stock of Tesoro Corporation	$5,705,000.00	$1,000	$85,575.00	$15.00	$5,619,425.00	$985.00

UBS Financial Services Inc. Pricing Supplement dated June 21, 2013	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for these offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Airbag Autocallable Yield Optimization Notes product supplement dated October 9, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512418233/d422148d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Airbag Autocallable Yield Optimization Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Airbag Autocallable Yield Optimization Notes product supplement” mean the UBS product supplement, dated October 9, 2012, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Final Terms for Each Offering of the Notes

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 12 months, unless called earlier.
Underlying Equity	The common stock or common units of a specific company, as indicated on the first page of this pricing supplement.
Call Feature	The Notes will be called automatically if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the principal amount plus the coupon for the applicable coupon payment date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Observation Dates	September 23,2013, December 23, 2013, March 24, 2014 and June 23, 2014.
Coupon Payments	Coupon paid in arrears in 12 equal installments based on the coupon rate, regardless of the performance of the underlying equity, unless the Notes have been previously called. The coupon rate is (i) 7.40% per annum for Notes linked to the common stock of Biogen Idec Inc., (ii) 9.48% per annum for Notes linked to the common units of The Blackstone Group L.P., (iii) 8.31% per annum for Notes linked to the common stock of Cognizant Technology Solutions Corporation, (iv) 7.96% per annum for Notes linked to the common stock of Morgan Stanley and (v) 10.37% per annum for Notes linked to the common stock of Tesoro Corporation.
Total Coupon Payable	The total coupon payable is (i) 7.40% for Notes linked to the common stock of Biogen Idec Inc., (ii) 9.48% for Notes linked to the common units of The Blackstone Group L.P., (iii) 8.31% for Notes linked to the common stock of Cognizant Technology Solutions Corporation, (iv) 7.96% for Notes linked to the common stock of Morgan Stanley and (v) 10.37% per annum for Notes linked to the common stock of Tesoro Corporation. The actual total coupon paid will be based on the duration of the Notes.
1st Installment through 12th Installment	Unless called earlier, for Notes linked to the common stock of Biogen Idec Inc.: $6.1667. Unless called earlier, for Notes linked to the common units of The Blackstone Group L.P.: $7.9000. Unless called earlier, for Notes linked to the common stock of Cognizant Technology Solutions Corporation: $6.9250. Unless called earlier, for Notes linked to the common stock of Morgan Stanley: $6.6333. Unless called earlier, for Notes linked to the common stock of Tesoro Corporation: $8.6417.
Conversion Price	A percentage of the initial price, as specified on the cover of this pricing supplement, subject to adjustment in the case of certain corporate events, as described in the Airbag Autocallable Yield Optimization Notes product supplement.
Share Delivery Amount(1) (per Note)	A number of shares or units, as applicable, of the underlying equity equal to (i) the principal amount divided by (ii) the conversion price of the underlying equity, as stated on the first page of this pricing supplement. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Airbag Autocallable Yield Optimization Notes product supplement.
Payment at Maturity (per Note)

If the Notes have not been called and the final price of the underlying equity is not below the conversion price, at maturity we will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and final price of the underlying equity is below the conversion price, at maturity we will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares or units, as applicable) for each Note you own.(1)

The value of the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Closing Price	On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying equity during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying equity on the trade date, as specified on the first page of this pricing supplement and as determined by the calculation agent.
Final Price	The closing price of the underlying equity on the final valuation date.

Investment Timeline

Trade date:	The closing price of the underlying equity is observed, the conversion price is determined and the share delivery amount is calculated. The coupon rate is set.

Monthly (including at maturity if not previously called):	UBS pays the applicable coupon.

Quarterly (including the final valuation date):

The Notes will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price.

If the Notes are called, UBS will pay an amount on the applicable call settlement date equal to the principal amount plus the applicable coupon.

Maturity date:

The final price is observed on the final valuation date.

If the Notes have not been called and the final price of the underlying equity is not below the conversion price, UBS will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and the final price of the underlying equity is below the conversion price, UBS will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares or units, as applicable) for each Note you own (subject to adjustments in the case of certain corporate events, as described in the Airbag Autocallable Yield Optimization Notes product supplement).(1)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES OR UNITS, AS APPLICABLE AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying equity.

♦	You believe the underlying equity will close at or above the initial price on one of the specified observation dates.

♦

You believe the final price of the underlying equity is not likely to be below the conversion price and, if it is, you can tolerate receiving shares or units, as applicable, of the underlying equity at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your return is limited to the coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You are willing to invest in the Notes based on the applicable coupon rate indicated on the first page of this pricing supplement.

♦

You are willing and able to hold Notes that may be called early, and otherwise you are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the full downside market risk of an investment in the underlying equity.

♦	You believe the final price of the underlying equity is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares or units, as applicable, of the underlying equity at maturity worth less than your principal amount or that may have no value at all.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You are unwilling to invest in the Notes based on the applicable coupon rate indicated on the first page of this pricing supplement.

♦

You are unable or unwilling to hold Notes that may be called early, and you are unwilling to hold the Notes to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Notes.

Coupon Payment Dates

Coupons will be paid in arrears in 12 equal installments on the coupon payment dates listed below (unless earlier called):

♦ July 31, 2013 ♦ August 30, 2013 ♦ September 30, 2013* ♦ October 31, 2013 ♦ November 29, 2013 ♦ December 31, 2013*	♦ January 31, 2014 ♦ February 28, 2014 ♦ March 31, 2014* ♦ April 30, 2014 ♦ May 30, 2014 ♦ June 30, 2014*

*	Corresponding call settlement dates for the applicable quarterly observation dates

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date. The record date for coupon payments will be three business days preceding the coupon payment date except that the record date that corresponds to the coupon payable on the maturity date will be the final valuation date.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Airbag Autocallable Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying equity is greater than or equal to the conversion price and only at maturity. If the Notes are not called and the final price of the underlying equity is below the conversion price, UBS will deliver to you a number of shares or units, as applicable, of the underlying equity equal to the share delivery amount at maturity for each Note that you own instead of the principal amount in cash. As a result, if the final price is below the conversion price, you will be exposed on a leveraged basis to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and the closing price of the underlying equity on the maturity date is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline from the conversion price. If you receive shares or units, as applicable, of the underlying equity at maturity, the value of the shares or units, as applicable, you receive are expected to be less than the principal amount of the Notes or may have no value at all.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Note’s underlying equity reflects a higher expectation as of the trade date that the price of the underlying equity could close below its conversion price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the final price or secondary market sale price is above the conversion price.

♦

Your return potential on the Notes is expected to be limited to the coupons paid on the Notes — If the Notes are called on any quarterly observation date, the return on the Notes will be limited to the principal amount plus the total of any coupons paid on the Notes up to and including the applicable call settlement date and you will not participate in any appreciation of the underlying equity, which may be significant. If the Notes are not called and the closing price of the underlying equity on the final valuation date is greater than or equal to the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity. If the closing price of the underlying equity on the final valuation date is less than the conversion price, UBS will deliver to you shares or units, as applicable, of the underlying equity at maturity which are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes as of an applicable call settlement date or the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying equity .

♦

Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as 3 months after issuance, you should be prepared in the event the Notes are called early.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦

Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying equity issuer and the underlying equity for your Notes. For additional information regarding each underlying equity issuer, please see “Information about the Underlying Equity” and “Biogen Idec Inc.,” “The Blackstone Group L.P.,” “Cognizant Technology Solutions Corporation,” “Morgan Stanley” and “Tesoro Corporation” in this pricing supplement and the respective underlying equity issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

♦

Owning the Notes is not the same as owning the underlying equity — The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Notes. Furthermore, the underlying equity may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid or, if not called, that the Notes or will not close below the conversion price on the final valuation date. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk, if your Notes are not automatically called, of losing some or all of your initial investment.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the conversion price and the share delivery amount for certain corporate events affecting the underlying equity, such as stock splits and stock dividends, and certain other actions involving the underlying equity. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the conversion price and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. Following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock or common units of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of the underlying equity becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock or common units issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-34 of the Airbag Autocallable Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying equity is below the conversion price (as such conversion price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

♦

Potential UBS impact on the market price of the underlying equity — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the market price of the underlying equity and, therefore, the market value of your Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity , which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the underlying equity’s closing price is greater than its initial price on each observation date as well as whether the final price is below the conversion price and accordingly, whether there is an automatic call, and if not, the payment at maturity on your Notes. The calculation agent may postpone the determination of the closing prices and the final price and the maturity date if a market disruption event occurs and is continuing on the observation dates or final valuation date. As UBS determines the economic terms of the Notes, including the coupon payments and conversion price, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 1.50% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity or upon an automatic call on a hypothetical offering of the Notes assuming the following*:

Term:	Approximately 12 months (callable quarterly)
Principal amount:	$1,000 per Note
Coupon rate**:	9.00% per annum (or $7.50 per monthly period)
Total coupon payable**:	9.00% (or $90.00 per Note)
Initial price of the underlying equity:	$30.00 per share
Conversion price:	$25.50 (85% of the initial price)
Share delivery amount***:	39.2157 shares per Note (principal amount per Note/conversion price)
Dividend yield on the underlying equity ****:	1.00%

*	Amounts here have been rounded for ease of analysis. The actual terms for each Note are specified on the first page of this pricing supplement.

**	Coupon payment will be paid in arrears in 12 equal installments during the term of the Notes on an unadjusted basis, unless earlier called. The coupon rate and total coupon payable listed on the cover may be greater or less than the amounts shown above in which case your potential return on the Notes may be greater or less than the returns shown in the examples below.

***	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

****	Hypothetical dividend yield holders of the underlying equity might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return. The actual dividend yield for any underlying equity may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying equity.

Example 1 — Notes are called on the First Observation Date

Closing Price at First Observation Date:	$35.00 (at or above Initial Price, Notes are called)
Payment at Call Date:	$1,007.50
Coupons Previously Paid:	$ 15.00

Total:	$1,022.50
Total Return on the Notes:	2.25%

Since the Notes are called on the first observation date, UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $15.00 received on previous coupon payment dates, UBS will have paid you a total of $1,022.50 per Note for a 2.25% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called on the final Observation Date

Closing Price at First Observation Date:	$26.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$28.00 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$27.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$32.00 (above Initial Price, Notes are called)

Payment at Call Date:	$1,007.50
Coupons Previously Paid:	$ 82.50

Total:	$1,090.00
Total Return on the Notes:	9.00%

Since the Notes are called on the final observation date (which is the final valuation date), UBS will pay on the maturity date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $82.50 received on previous coupon payment dates, UBS will have paid you a total of $1,090.00 per Note for a 9.00% total return on the Notes.

Example 3 — Notes are NOT called and the Final Price is NOT below the Conversion Price of $25.50.

Closing Price at First Observation Date:	$27.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$29.00 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$26.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$25.75 (below Initial Price, Notes NOT called), above Conversion Price

Payment at Maturity:	$1,007.50
Coupons Previously Paid:	$ 82.50

Total:	$1,090.00
Total Return on the Notes:	9.00%

Since the Notes are not called on any observation date and final price of the underlying equity is not below the conversion price of $25.50, your principal is repaid and UBS will pay at maturity a cash payment equal to the principal amount of the Notes plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $82.50 received on previous coupon payment dates, UBS will have paid you a total of $1,090.00 per Note for a 9.00% total return on the Notes.

Example 4 — Notes are NOT called and the Final Price is below the Conversion Price of $25.50.

Closing Price at First Observation Date:	$25.00 (below Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$26.00 (below Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$20.00 (below Initial Price, Notes NOT called)
Closing Price at Final Valuation Date and Maturity Date:	$10.20 (below Initial Price, Notes NOT called), below Conversion Price

Payment at Maturity (consisting of the share delivery amount):	$400.00
Coupon Paid at Maturity	$ 7.50
Coupons Previously Paid:	$ 82.50

Total:	$ 490.00
Total Return on the Notes:	-51.00%

Since the Notes are not called on any observation date and the final price of the underlying equity is below the conversion price of $25.50, UBS will deliver at maturity the share delivery amount with fractional shares or units, as applicable included in the share delivery amount paid in cash at the final price. The value received at maturity and the total return on the Notes at that time depends on (i) the price of the underlying equity on the maturity date and (ii) the final price for any fractional shares or units, as applicable, of the share delivery amount. UBS will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $82.50 previously received, the value of the share delivery amount and coupons received from UBS would be worth a total of $490.00 per Note for a loss on the Notes of 51.00%.

Hypothetical Return at Maturity(1)

Underlying Equity		The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Conversion Price(2)			The Hypothetical Final Price is Less Than the Hypothetical Conversion Price(3)
Hypothetical Final Price(4)	Equity Price Return(5)	Total Return on the Underlying Equity at Maturity(6)	Total Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Total Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$45.00	50.00%	51.00%	$1,090.00	9.00%	n/a	n/a
$43.50	45.00%	46.00%	$1,090.00	9.00%	n/a	n/a
$42.00	40.00%	41.00%	$1,090.00	9.00%	n/a	n/a
$40.50	35.00%	36.00%	$1,090.00	9.00%	n/a	n/a
$39.00	30.00%	31.00%	$1,090.00	9.00%	n/a	n/a
$37.50	25.00%	26.00%	$1,090.00	9.00%	n/a	n/a
$36.00	20.00%	21.00%	$1,090.00	9.00%	n/a	n/a
$34.50	15.00%	16.00%	$1,090.00	9.00%	n/a	n/a
$33.00	10.00%	11.00%	$1,090.00	9.00%	n/a	n/a
$31.50	5.00%	6.00%	$1,090.00	9.00%	n/a	n/a
$30.00	0.00%	1.00%	$1,090.00	9.00%	n/a	n/a
$28.50	-5.00%	-4.00%	$1,090.00	9.00%	n/a	n/a
$27.00	-10.00%	-9.00%	$1,090.00	9.00%	n/a	n/a
$25.50	-15.00%	-14.00%	$1,090.00	9.00%	n/a	n/a
$24.00	-20.00%	-19.00%	n/a	n/a	$1,031.18	3.12%
$22.50	-25.00%	-24.00%	n/a	n/a	$972.35	-2.76%
$21.00	-30.00%	-29.00%	n/a	n/a	$913.53	-8.65%
$19.50	-35.00%	-34.00%	n/a	n/a	$854.71	-14.53%
$18.00	-40.00%	-39.00%	n/a	n/a	$795.88	-20.41%
$16.50	-45.00%	-44.00%	n/a	n/a	$737.06	-26.29%
$15.00	-50.00%	-49.00%	n/a	n/a	$678.24	-32.18%
$13.50	-55.00%	-54.00%	n/a	n/a	$619.41	-38.06%

(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the final valuation date pursuant to the call feature.

(2)	A conversion event does not occur if the hypothetical final price of the underlying equity is not below the hypothetical conversion price.

(3)	A conversion event occurs if the hypothetical final price of the underlying equity is less than the hypothetical conversion price.

(4)

If the hypothetical final price of the underlying equity is not below the hypothetical conversion price, this number represents the final price. If the hypothetical final price of the underlying equity is below the hypothetical conversion price, this number represents the final price as of the final valuation date and the closing price as of the maturity date.

(5)	The hypothetical equity price return range is provided for illustrative purposes only. The actual equity price return may be below -55% and you therefore may lose up to 100% of your principal amount.

(6)	The total return on the underlying equity at maturity includes a hypothetical 1.00% cash dividend payment.

(7)	Payment consists of the principal amount plus coupon payments of 9.00% per annum.

(8)	The Total Return on the Notes at maturity includes coupon payments of 9.00% per annum.

(9)

Payment consists of the share delivery amount plus coupon payments of 9.00% per annum. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares or units, as applicable, of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

Information about the Underlying Equity

All disclosures contained in this pricing supplement regarding each underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into each underlying equity.

Included on the following pages is a brief description of the issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and the first calendar quarter of 2013. Partial data is provided for the second calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

Each of the underlying equities will be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Biogen Idec Inc.

According to publicly available information, Biogen Idec Inc. (“Biogen Idec”) is a global biotechnology company focused on discovering, developing, manufacturing and marketing therapies for the treatment of multiple sclerosis and other autoimmune disorders, neurodegenerative diseases and hemophili. Biogen Idec also collaborates on the development and commercialization of RITUXAN and anti-CD20 product candidates for the treatment of non-Hodgkin’s lymphoma and other conditions. Its products include AVONEX, TYSABRI, FUMADERM, FAMPYRA and RITUXAN. Information filed by Biogen Idec with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-19311, or its CIK Code: 0000875045. Biogen Idec’s website is http://www.biogenidec.com/. Biogen Idec’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “BIIB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Biogen Idec’s common stock, based on daily closing prices on the primary exchange for Biogen Idec, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Biogen Idec’s closing price on June 21, 2013 was $198.96. The actual initial price will be the closing price of Biogen Idec’s common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$ 53.28	$ 43.64	$ 52.42
4/1/2009	6/30/2009	$ 53.64	$ 45.15	$ 45.15
7/1/2009	9/30/2009	$ 51.55	$ 44.49	$ 50.52
10/1/2009	12/31/2009	$ 53.70	$ 42.13	$ 53.50
1/4/2010	3/31/2010	$ 59.84	$ 52.67	$ 57.36
4/1/2010	6/30/2010	$ 57.53	$ 46.22	$ 47.45
7/1/2010	9/30/2010	$ 58.42	$ 46.73	$ 56.12
10/1/2010	12/31/2010	$ 68.22	$ 56.53	$ 67.05
1/3/2011	3/31/2011	$ 73.39	$ 65.08	$ 73.39
4/1/2011	6/30/2011	$108.98	$ 72.96	$106.92
7/1/2011	9/30/2011	$108.48	$ 85.03	$ 93.15
10/3/2011	12/30/2011	$118.72	$ 88.96	$110.05
1/3/2012	3/30/2012	$126.48	$113.50	$125.97
4/2/2012	6/30/2012	$144.38	$125.02	$144.38
7/2/2012	9/28/2012	$156.06	$139.23	$149.23
10/1/2012	12/31/2012	$154.22	$135.61	$146.67
1/2/2013	3/28/2013	$192.91	$142.82	$192.91
4/1/2013*	6/21/2013*	$240.86	$192.77	$198.96

*	As of the date of this pricing supplement available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 21, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of Biogen Idec’s common stock from January 3, 2000 through June 21, 2013, based on information from Bloomberg. The dotted line represents the conversion price of $159.17, which is equal to 80% of the closing price on June 21, 2013. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

The Blackstone Group L.P.

According to publicly available information, The Blackstone Group L.P. (‘‘Blackstone’’) is a manager of private capital and provider of financial advisory services. Blackstone is an independent manager of private capital worldwide, with over $165 billion assets under management. Blackstone provides a range of financial advisory services, including financial advisory, restructuring and reorganization and fund placement services. Blackstone operates in five segments: Private Equity, Real Estate, Hedge Fund Solutions, Credit Businesses and Financial Advisory. The Private Equity segment manages five general private equity funds, as well as one specialized fund focusing on communications-related investments. The Real Estate segment is engaged in the real estate investing with an assortment of real estate funds that are diversified geographically and across a variety of sectors. The Hedge Fund Solutions segment manages a range of commingled funds of hedge funds and vehicles. The Credit Businesses segment manages Blackstone’s credit-oriented funds, CLOs, credit-focused separately managed accounts and publicly registered debt-focused investment companies. The Financial Advisory segment consists of its financial and advisory services, restructuring and reorganization advisory services and the Park Hill Group, which provides fund placement services for alternative investment funds. Information filed by Blackstone with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33551, or its CIK Code: 0001393818. Blackstone’s website is http://www.blackstone.com. Blackstone’s common units are listed on the New York Stock Exchange under the ticker symbol “BX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Blackstone’s common units, based on daily closing prices on the primary exchange for Blackstone, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Blackstone’s closing price on June 21, 2013 was $20.49. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$ 8.10	$ 3.87	$ 7.25
4/1/2009	6/30/2009	$13.84	$ 7.24	$10.54
7/1/2009	9/30/2009	$15.05	$ 8.60	$14.20
10/1/2009	12/31/2009	$17.11	$12.90	$13.12
1/4/2010	3/31/2010	$14.90	$12.13	$14.00
4/1/2010	6/30/2010	$15.26	$ 9.52	$ 9.56
7/1/2010	9/30/2010	$12.69	$ 9.20	$12.69
10/1/2010	12/31/2010	$14.55	$12.40	$14.15
1/3/2011	3/31/2011	$18.93	$14.76	$17.88
4/1/2011	6/30/2011	$19.49	$16.02	$16.56
7/1/2011	9/30/2011	$17.71	$11.53	$11.98
10/3/2011	12/30/2011	$15.10	$11.31	$14.01
1/3/2012	3/30/2012	$16.81	$14.46	$15.94
4/2/2012	6/30/2012	$15.86	$11.54	$13.07
7/2/2012	9/28/2012	$15.29	$12.62	$14.28
10/1/2012	12/31/2012	$15.81	$13.52	$15.59
1/2/2013	3/28/2013	$20.89	$16.16	$19.78
4/1/2013*	6/21/2013*	$23.45	$19.10	$20.49

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 21, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of Blackstone’s common units from June 24, 2007 through June 21, 2013, based on information from Bloomberg. The dotted line represents the conversion price of $16.39, which is equal to 80% of the closing price on June 21, 2013. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Cognizant Technology Solutions Corporation

According to publicly available information, Cognizant Technology Solutions Corporation (“Cognizant”) is a provider of custom information technology, consulting and business process outsourcing services. Cognizant provides project delivery services, including post-acquisition integration, business and information technology integration, business transformation, product/service launch and organization relocation services. Cognizant is engaged in technology consulting, complex systems development and integration, enterprise software package implementation and maintenance, data warehousing, business intelligence and analytics, application testing, application maintenance, infrastructure management, and business and knowledge process outsourcing. It operates in four segments: Financial Services; Healthcare; Manufacturing, Retail and Logistics, and Other, which includes Communications, Information, Media and Entertainment and High Technology. Information filed by Cognizant with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-24429, or its CIK Code: 0001058290. Cognizant’s website is http://www.cognizant.com. Cognizant’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “CTSH.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Cognizant’s common stock, based on daily closing prices on the primary exchange for Cognizant, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Cognizant’s closing price on June 21, 2013 was $62.30. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$21.82	$17.38	$20.79
4/1/2009	6/30/2009	$27.48	$21.25	$26.70
7/1/2009	9/30/2009	$39.32	$25.47	$38.66
10/1/2009	12/31/2009	$46.25	$37.26	$45.30
1/4/2010	3/31/2010	$52.52	$43.12	$50.98
4/1/2010	6/30/2010	$53.99	$46.95	$50.06
7/1/2010	9/30/2010	$65.17	$49.38	$64.47
10/1/2010	12/31/2010	$74.16	$61.75	$73.29
1/3/2011	3/31/2011	$81.65	$71.63	$81.40
4/1/2011	6/30/2011	$82.90	$65.54	$73.34
7/1/2011	9/30/2011	$77.62	$54.46	$62.70
10/3/2011	12/30/2011	$76.57	$61.35	$64.31
1/3/2012	3/30/2012	$77.67	$65.72	$76.95
4/2/2012	6/30/2012	$77.29	$56.20	$60.00
7/2/2012	9/28/2012	$71.00	$55.35	$69.92
10/1/2012	12/31/2012	$74.24	$64.29	$74.05
1/2/2013	3/28/2013	$80.70	$74.21	$76.61
4/1/2013*	6/21/2013*	$77.65	$61.35	$62.30

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 21, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of Cognizant’s common stock from January 3, 2000 through June 21, 2013, based on information from Bloomberg. The dotted line represents the conversion price of $52.96, which is equal to 85% of the closing price on June 21, 2013. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Morgan Stanley

According to publicly available information, Morgan Stanley (“Morgan Stanley”) is a global financial services firm that, through its subsidiaries and affiliates, provides its products and services to a diversified group of clients and customers, including corporations, governments, financial institutions and individuals. Morgan Stanley operates through three business segments: Institutional Securities; Global Wealth Management; and Group and Asset Management. The Institutional Securities segment includes capital raising; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; corporate lending; and sales, trading, financing and market-making activities in equity and fixed-income securities and related products, including foreign exchange and commodities, and investment activities. The Global Wealth Management Group provides brokerage and investment advisory services to individual investors and small to medium-sized businesses and institutions covering various investment alternatives; financial and wealth planning services; annuity and other insurance products; credit and other lending products; cash management services; retirement services; and trust and fiduciary services. The Asset Management segment provides a range of traditional asset management, real estate investing and merchant banking products for institutional investors and high net worth individuals. Information filed by Morgan Stanley with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11758, or its CIK Code: 0000895421. Morgan Stanley’s website is http://www.morganstanley.com. Morgan Stanley’s common stock is listed on the New York Stock Exchange under the ticker symbol “MS.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Morgan Stanley’s common stock, based on daily closing prices on the primary exchange for Morgan Stanley, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Morgan Stanley’s closing price on June 21, 2013 was $24.91. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$25.91	$13.10	$22.77
4/1/2009	6/30/2009	$31.39	$21.08	$28.51
7/1/2009	9/30/2009	$32.98	$25.50	$30.88
10/1/2009	12/31/2009	$35.74	$29.12	$29.60
1/4/2010	3/31/2010	$32.92	$26.60	$29.29
4/1/2010	6/30/2010	$31.94	$23.21	$23.21
7/1/2010	9/30/2010	$27.87	$22.83	$24.68
10/1/2010	12/31/2010	$27.66	$24.19	$27.21
1/3/2011	3/31/2011	$30.99	$27.11	$27.32
4/1/2011	6/30/2011	$27.76	$21.93	$23.01
7/1/2011	9/30/2011	$24.20	$13.06	$13.50
10/3/2011	12/30/2011	$19.41	$12.47	$15.13
1/3/2012	3/30/2012	$21.17	$15.90	$19.64
4/2/2012	6/30/2012	$19.81	$12.36	$14.59
7/2/2012	9/28/2012	$18.24	$12.62	$16.74
10/1/2012	12/31/2012	$19.27	$16.09	$19.12
1/2/2013	3/28/2013	$24.32	$19.58	$21.98
4/1/2013*	6/21/2013*	$27.15	$20.31	$24.91

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 21, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of Morgan Stanley’s common stock from January 3, 2000 through June 21, 2013, based on information from Bloomberg. The dotted line represents the conversion price of $19.93, which is equal to 80% of the closing price on June 21, 2013. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Tesoro Corporation

According to publicly available information, Tesoro Corporation (“Tesoro”) is an independent petroleum refiner and marketer in the United States. Through its subsidiaries, Tesoro operates in two business segments to manufacture and sell transportation fuels. The refining segment operates seven refineries in the western United States to refine crude oil and other feedstocks into transportation fuels, such as gasoline, gasoline blendstocks, jet fuel and diesel fuel, as well as other products, including heavy fuel oils, liquefied petroleum gas, petroleum coke and asphalt. Under this segment, refined products are sold in wholesale and bulk markets to a range of customers. The retail segment sells transportation fuels and convenience products to a network of retail stations nationwide under the Tesoro, Shell and USA Gasoline brands. Information filed by Tesoro with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03473, or its CIK Code: 0000050104. Tesoro’s website is http://www.tsocorp.com. Tesoro’s common stock is listed on the New York Stock Exchange under the ticker symbol “TSO.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Tesoro’s common stock, based on daily closing prices on the primary exchange for Tesoro, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Tesoro’s closing price on June 21, 2013 was $54.13. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$19.11	$12.23	$13.47
4/1/2009	6/30/2009	$18.43	$12.40	$12.73
7/1/2009	9/30/2009	$15.69	$10.89	$14.98
10/1/2009	12/31/2009	$16.59	$12.34	$13.55
1/4/2010	3/31/2010	$15.05	$11.70	$13.90
4/1/2010	6/30/2010	$14.39	$10.92	$11.67
7/1/2010	9/30/2010	$13.36	$10.54	$13.36
10/1/2010	12/31/2010	$18.68	$12.93	$18.54
1/3/2011	3/31/2011	$27.76	$17.98	$26.83
4/1/2011	6/30/2011	$28.23	$20.84	$22.91
7/1/2011	9/30/2011	$25.34	$18.39	$19.47
10/3/2011	12/30/2011	$29.18	$18.21	$23.36
1/3/2012	3/30/2012	$29.91	$22.48	$26.84
4/2/2012	6/30/2012	$26.80	$21.55	$24.96
7/2/2012	9/28/2012	$41.90	$25.40	$41.90
10/1/2012	12/31/2012	$44.73	$35.46	$44.05
1/2/2013	3/28/2013	$58.97	$40.22	$58.55
4/1/2013*	6/21/2013*	$64.90	$48.37	$54.13

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through June 21, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of Tesoro’s common stock from January 3, 2000 through June 21, 2013, based on information from Bloomberg. The dotted line represents the conversion price of $43.30, which is equal to 80% of the closing price on June 21, 2013. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying equity. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity of the Notes. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying equity if you receive the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Equity	Coupon Rate	Interest on Debt Component	Put Option Component
Common stock of Biogen Idec Inc.	7.40% per annum	0.38% per annum	7.02% per annum
Common units of The Blackstone Group L.P.	9.48% per annum	0.38% per annum	9.10% per annum
Common stock of Cognizant Technology Solutions Corporation	8.31% per annum	0.38% per annum	7.93% per annum
Common stock of Morgan Stanley	7.96% per annum	0.38% per annum	7.58% per annum
Common stock of Tesoro Corporation	10.37% per annum	0.38% per annum	9.99% per annum

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Notes. If you receive the underlying equity, certain adverse U.S. federal income (and other) tax consequences might apply to you. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying equity and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of any of the underlying equity.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. If you are not a United States holder, subject to Section 871(m) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a Note or cash settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied. In this regard, we have not attempted to determine whether the issuer of any underlying equity (or in the case of The Blackstone Group L.P., any of the assets owned by the issuer of the underlying equity) would be a “U.S. Real Property Holding Corporation” if it were a corporation for U.S. tax purposes or whether the Notes (in part or in whole) could be treated as “United States real property interests” as each is defined in Section 897 of the Code. However, if the IRS were to successfully assert that the Notes (in part or in whole) are, in fact, United States real property interests, all or a portion of any gain to a Non-U.S. Holder in respect of a Note upon a sale, exchange, redemption or other taxable disposition of the Note would be subject to U.S. federal income tax on a net income basis. If a withholding agent were to treat the Note as United States real property interests, the proceeds from a taxable disposition would generally be subject to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the Note as United States real property interests.

If the Notes are physically settled by delivery to you of the underlying equity, you may suffer adverse U.S. federal income tax consequences if you hold such underlying equity. For example, in the case of The Blackstone Group L.P., you may be treated as engaged in trade or business in the United States as a result of holding such units and therefore be subject to withholding on actual distributions on such units, required to file a U.S. tax return to report your unit of effectively connected income with respect to such trade or business and required to pay U.S. federal income tax at ordinary rates on such effectively connected income. In respect of any of the underlying equity that constitute shares or units, as applicable, in a U.S. corporation, you may be subject to U.S. withholding tax on U.S. source dividends received in respect of such stock that you hold. You might also be subject to U.S. tax to the extent interests in the underlying equity are considered United States real property interests and possibly subject to withholding on gross proceeds from disposition of such underlying equity. We will not attempt to ascertain whether the issuer of any of the underlying equity constitutes or would be treated as a “United States real property holding corporation” within the meaning of Section 897. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for each of the underlying equities.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASES, OWNERSHIP AND DISPOSITION OF THE NOTES.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks —Limited or no secondary market and secondary market price considerations” on page 6 of this pricing supplement.

Annex

The following supplements the discussion under “What are the Tax Consequences of the Notes?” in this pricing supplement and “Supplemental U.S. Tax Considerations” on page PS-47 of the Airbag Autocallable Yield Optimization Notes product supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “What are the Tax Consequences of the Notes?” and “Supplemental U.S. Tax Considerations.”

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon Rate” is provided with respect to each offering on page 1 of this pricing supplement.

“Interest on Debt Component Per Annum” is provided on page 5 of this pricing supplement.

“Debt Sale Amount” is equal to Bond Value x Principal Amount. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Component expressed as a percentage of the Principal Amount of your Notes. The “Bond Value” may exceed 100%.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount” is equal to Sale Price – Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Principal Amount” is $1000.

“Put Option Component per Annum” is provided with respect to each offering on page 5 of this pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1) Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:

♦	Aggregate Option Premium Received x Quantity at Maturity; or

2) No tax event. If you receive shares or units, as applicable, of the applicable underlying equity, the receipt of those shares or units will not be a taxable event, except to the extent of cash received in lieu of fractional shares or units. Your aggregate basis in the shares or units received (including any fractional share deemed received and sold) will be equal to:

♦

(Principal Amount per Note — Aggregate Option Premium Received) x Quantity at Maturity. Your holding period in the shares or units, as applicable, will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying equity, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive for such fractional share and your basis (as determined above) in such fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1) Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:

♦	Accrued Coupon at Sale x (Interest on Debt Component per Annum/Coupon Rate per Annum) x Quantity Sold.

2) Capital gain or loss. You will recognize short-term capital gain or loss in respect of the debt portion of the Notes equal to:

♦	(Debt Sale Amount – Principal Amount) x Quantity Sold;

and in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale x (Put Option Component per Annum/Coupon Rate per Annum))) x Quantity Sold; plus

♦	Aggregate Coupons Received x (Put Option Component per Annum/Coupon per Annum) x Quantity Sold.